Exhibit 99.1

Press Release	Source: Silver State Bancorp

Silver State Bancorp Reports Second Quarter Net Income of $6.2 Million or $.44 Per Share

HENDERSON—(Business Wire)—July 25, 2007—Silver State Bancorp (NASDAQ:SSBX – News) announced today its final financial results for the second quarter 2007.

Second Quarter 2007 Highlights:

•	Net income of $6.2 million, up $1.1 million or 20.7% from the second quarter 2006

•	Diluted earnings per share of $.44, an increase of 18.9% compared to $.37 in the second quarter 2006

•	Net interest income of $20.0 million, an increase of $6.3 million or 46.5% from the second quarter 2006

•	Net loan growth of $141.2 million or 12.2% for the quarter ended June 30, 2007

•	Return on average equity of 21.2%

•	Return on average assets of 1.7%

Silver State Bancorp reported net income of $6.2 million for the three months ended June 30, 2007, representing an increase of 20.7% when compared to net income of $5.1 million for the second quarter of 2006. Diluted earnings per share were $.44 for the three months ended June 30, 2007, an increase of 18.9%, when compared to $.37 for the same period of 2006.

For the six months ended June 30, 2007, net income was $11.8 million, representing an increase of 23.0% when compared to net income of $9.6 million for the first six months of 2006. Diluted earnings per share were $.83 for the six months ended June 30, 2007, an increase of 16.9%, when compared to $.71 for the same period of 2006.

Return on average shareholders’ equity (annualized) was 21.2% for the quarter ended June 30, 2007 compared to 24.8% for the quarter ended June 30, 2006. Return on average assets (annualized) was 1.7% for the quarter ended June 30, 2007 compared to 2.3% for the same period of the prior year.

Net interest income increased $6.3 million or 46.5% for the quarter ended June 30, 2007 compared to the same period of the prior year. Net interest income growth was driven primarily by a 67.6% increase in interest income.

Net loans, excluding loans held for sale, increased by $141.2 million or 12.2% during the quarter to $1.3 billion at June 30, 2007. The 2007 year-to-date increase in net loans, excluding loans held for sale, was $292.7 million or 29.1%. Loans held for sale decreased $10.3 million or 16.5% during the second quarter 2007.

Deposits increased $94.1 million or 8.2% during the quarter to $1.2 billion at June 30, 2007. The 2007 year-to-date increase in deposits was $259.0 million or 26.3%.

“We are very pleased with the continued strong operating and financial results the Company has achieved for the second quarter. Our net interest income has continued to grow as has our loan growth which was over 12% for the quarter. The Company continues to generate high percentage growth in terms of its balance sheet and return to shareholders as well as continued superior returns on both equity and assets. Asset quality remains a top priority for management as evidenced by our non-performing loans as a percentage of gross loans remaining negligible at 0.01% at the end of the second quarter. In addition, net charge-offs to average loans outstanding for the second quarter was less than 0.01%. Our net interest margin remained very strong and improved to 5.85% for the second quarter compared to 5.72% for the first quarter. The Company continues to focus on deposit gathering opportunities and plans to continue to expand its branch network presence in both Nevada and Arizona. We feel that these two markets will provide us opportunities to continue to experience strong growth and financial results in the future. In addition, our talented officers and employees have been a very important element in the success we have achieved and their hard work will continue to be a key part of our success in the future,” said Corey L. Johnson, President and Chief Executive Officer.

Income Statement

Total interest income was $34.3 million for the quarter ended June 30, 2007 compared to $20.5 million for the same period of 2006. This increase of $13.9 million or 67.6% was primarily the result of an increase in our average earning assets. Our average earning assets, driven by an increase in our average loans, increased $513.8 million or 60.2% for the second quarter of 2007 compared to the corresponding period of 2006. The average yield on earning assets also increased to 10.07% for the quarter ended June 30, 2007 compared to 9.63% for the corresponding period of 2006.

Total interest expense increased $7.5 million or 109.5% to $14.4 million for the quarter ended June 30, 2007 compared to the same period of 2006. The increase in total interest expense was a result of an increase in the average balance of interest bearing liabilities of $501.4 million or 77.8% for the second quarter of 2007 compared to the second quarter of 2006. The average cost of interest bearing liabilities also increased to 5.03% for the quarter ended June 30, 2007 compared to 4.27% for the quarter ended June 30, 2006.

Net interest income was $20.0 million for the second quarter of 2007, up $6.3 million or 46.5% from $13.6 million in the second quarter of 2006. The net interest margin decreased to 5.85% for the second quarter of 2007 compared to 6.40% for the second quarter of 2006. This decrease is attributable to increased deposit pricing as a result of competitive pressures. Additionally, the net interest margin was negatively impacted due to a shift in our deposits mix as the Company has become increasingly reliant on higher cost funding sources, including interest-bearing checking accounts and certificates of deposit. During the second quarter of 2007, our net interest margin showed signs of stabilizing and increased to 5.85% from 5.72% for the first quarter of 2007.

The Company provided $1.9 million to the allowance for loan and lease losses for the quarter ended June 30, 2007 as compared to $600,000 for the same quarter of 2006. The increased provision is a direct result of the significant increase in the loan portfolio over the past 12 months.

Total non-interest income was $1.9 million for the quarter ended June 30, 2007, an increase of $945,000 or 101.7% compared to the same period of 2006. Total non-interest income represented 19.1% of income before income taxes for the second quarter of 2007 compared to 11.8% for the same period of 2006. The increase in non-interest income was primarily the result of an increase in the gain on sale of loans which increased $509,000 or 73.4% for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006. The increase in gain on sale of loans is driven by the increase in loan volume, primarily in our small business lending products.

Total non-interest expense increased $4.1 million or 67.4% to $10.2 million for the quarter ended June 30, 2007 compared to the same period of 2006. The increase was primarily attributable to expenses associated with salaries and employee benefits due to the addition of new employees, consistent with our overall growth, coupled with normal annual merit increases. Full-time equivalent employees were 314 at June 30, 2007 compared to 189 at June 30, 2006. Depreciation and amortization expense increased $354,000 or 136.7% to $613,000 for the quarter ended June 30, 2007 compared to the same period of 2006 due to increases in premises, equipment and other depreciable assets. Insurance expense increased $478,000 or 645.9% to $552,000 for the quarter ended June 30, 2007 compared to the same period of the prior year, due to an increase in FDIC deposit insurance assessments.

Balance Sheet

Total assets were $1.5 billion at June 30, 2007, an increase of $301.1 million or 24.9% from December 31, 2006. Total assets increased $125.8 million or 9.1% from March 31, 2007. This increase is due primarily to internally generated loan growth.

Net loans totaled $1.3 billion at June 30, 2007, an increase of $292.7 million or 29.1% from December 31, 2006 and an increase of $141.2 million or 12.2% from March 31, 2007. The majority of the loan growth was in construction and land loans which grew $248.6 million or 40.1% from December 31, 2006 and grew $102.9 million or 13.4% from March 31, 2007. Net loans represented approximately 86% of total assets at June 30, 2007 compared to approximately 83% at December 31, 2006 and March 31, 2007. The allowance for loan and lease losses represented 1.09% of gross loans at June 30, 2007 and 1.10% at December 31, 2006 and 1.07% at March 31, 2007.

Deposits totaled $1.2 billion at June 30, 2007, an increase of $259.0 million or 26.3% from December 31, 2006 and an increase of $94.1 million or 8.2% from March 31, 2007. The majority of our deposit growth occurred in interest bearing checking accounts which grew $81.0 million or 18.6% and time deposits which grew $158.9 million or 43.9% from December 31, 2006. Interest bearing checking accounts decreased $6.7 million or 1.3% and time deposits grew $88.8 million or 20.6% from March 31, 2007. Federal Home Loan Bank advances were $71.6 million at June 30, 2007, an increase of $13.6 million or 23.4% from December 31, 2006 and $1.6 million or 2.3% from March 31, 2007. Other borrowed funds included a $20.0 million short-term non-revolving term loan at June 30, 2007. Both deposit liabilities and Federal Home Loan Bank advances are used as our primary funding sources to support our strong loan growth.

Stockholders’ equity increased $12.1 million or 11.4% from December 31, 2006 and $6.4 million or 5.7% from March 31, 2007. This increase was a result of the company’s $11.8 million in net income for the six months ended June 30, 2007 and $6.2 million in net income for the three months ended June 30, 2007 coupled with stock option exercises. Total stockholders’ equity represented 7.9% of total assets at June 30, 2007, compared to 8.8% at December 31, 2006 and 8.1% at March 31, 2007. Tangible book value per share increased to $7.20 at June 30, 2007 from $6.33 at December 31, 2006 and $6.74 at March 31, 2007

Asset Quality and Capital Ratios

At June 30, 2007 non-performing loans were $119,000 and represented 0.01% of gross loans and non-performing assets were $324,000 and represented 0.02% of total assets. Net charge-offs were $56,000 for the quarter ending June 30, 2007 and as a percentage of average loans were less than 0.01% for the quarter ending June 30, 2007.

The Company is considered “adequately-capitalized” pursuant to regulatory capital definitions at June 30, 2007 with Tier 1 Risk-Based, Total Risked-Based and Leverage Ratios of 9.0%, 9.9% and 9.6%, respectively.

On June 25, 2007, the Company received $20 million in financing pursuant to a 90-day non-revolving term loan. The proceeds of the loan were contributed to Silver State Bank and Choice Bank as capital, thus allowing them to be deemed “well capitalized” for regulatory purposes at June 30, 2007 without any reduction in assets. Both Silver State Bank and Choice Bank were considered “adequately capitalized” at March 31, 2007, resulting in increased deposit insurance premiums. However, because the Company completed the $20 million financing, the Company believes the impact of the increased deposit assessment due to the two banks being “adequately capitalized” at March 31, 2007 will be limited to only one fiscal quarter and will not be material to the Company’s 2007 results of operations.

Although the $20 million financing allowed the two banks to be “well capitalized” as of June 30, 2007, it did not increase the Company’s consolidated capital or affect the Company’s capital status as a bank holding company. As a result of the Company’s continued growth, at June 30, 2007, the Company as a bank holding company was deemed to be “adequately capitalized.” On July 24, 2007, the company issued $30 million of trust preferred securities, in a private placement, similar to our previous trust preferred securities issuances. The Company expects the proceeds from the issuance to count as capital for regulatory capital purposes. The issuance was part of a pooled offering involving other participating issuers, and was made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended. The Company intends to use the proceeds of the sale for general corporate purposes.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiaries, Silver State Bank and Choice Bank, operates ten full service branches in southern Nevada and two full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Silver State Bancorp and Subsidiaries

Consolidated Balance Sheets

June 30, 2007 and December 31, 2006

(Dollars in thousands)

(UNAUDITED)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$21,475	$27,063
Federal funds sold	6,560	8,416

Total cash and cash equivalents	28,035	35,479
Securities available for sale	52,466	65,324
Federal Home Loan Bank stock, at cost	4,342	3,382
Loans held for sale	52,121	34,053
Loans, net of allowance for losses of $14,334 and and $11,200, respectively	1,297,191	1,004,443
Premises and equipment, net	38,646	32,033
Accrued interest receivable	8,249	7,236
Deferred taxes, net	2,487	2,441
Other real estate owned	205	738
Goodwill	18,835	18,934
Intangible asset, net of amortization of $158 and $64, respectively	1,006	1,100
Prepaids and other assets	7,036	4,355

Total assets	$1,510,619	$1,209,518

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$189,023	$169,429
Interest bearing:
Checking	515,906	434,906
Savings	19,316	19,806
Time, $100 and over	364,724	227,493
Other time	156,336	134,637

Total deposits	1,245,305	986,271
Accrued interest payable and other liabilities	13,225	6,356
Securities sold under repurchase agreements	3,061	13,602
Federal Home Loan Bank advances and other borrowings:
Short-term borrowings	35,000	8,000
Long-term borrowings	56,600	50,000
Junior subordinated debt	38,661	38,661

Total liabilities	1,391,852	1,102,890

Stockholders’ Equity
Preferred stock, par value of .001 cents; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of .001 cents; 60,000,000 shares authorized; shares issued 2007: 14,283,495; 2006: 14,224,172; shares outstanding 2007: 13,746,162; 2006: 13,687,109	14	14 **
Additional paid-in capital	52,109	51,665
Retained earnings	68,903	57,145
Accumulated other comprehensive loss	(157)	(101)

	120,869	108,723
Less cost of treasury stock, 2007: 537,333 shares, 2006: 537,063 shares	(2,102)	(2,095)

Total stockholders’ equity	118,767	106,628

Total liabilities and stockholders’ equity	$1,510,619	$1,209,518

**	Common stock and additional paid in capital as of December 31, 2006 have been adjusted to reflect the change in par value on common stock from .10 to .001.

Silver State Bancorp and Subsidiaries

Consolidated Statements of Income

For the six months and three months ended June 30, 2007 and 2006

(Dollars in thousands, except per share information)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest and dividend income on:
Loans, including fees	$33,411	$19,491	$61,844	$36,886
Securities, taxable	634	708	1,327	1,316
Dividends on FHLB stock	40	34	99	66
Federal funds sold and other	258	255	470	524

Total interest income	34,343	20,488	63,740	38,792

Interest expense on:
Deposits	12,713	5,711	23,480	10,649
Securities sold under repurchase agreements	88	206	242	342
Short-term borrowings	250	59	415	117
Long-term borrowings	643	509	1,214	927
Junior subordinated debt	689	380	1,355	723

Total interest expense	14,383	6,865	26,706	12,758

Net interest income	19,960	13,623	37,034	26,034
Provision for loan losses	1,860	600	3,190	1,200

Net interest income after provision for loan losses	18,100	13,023	33,844	24,834

Other income:
Gain on sale of loans	1,202	693	3,033	1,870
Net realized gain (loss) on sale of available for sale securities	—	(3)	31	(3)
Service charges on deposit accounts	221	193	420	343
Loan servicing fees, net of amortization	61	10	250	49
Other income	406	41	830	85
Loss on disposal of other assets	(16)	(5)	(16)	(43)

Total non-interest income	1,874	929	4,548	2,301

Non-interest expense:
Salaries, wages and employee benefits	6,414	3,800	12,244	7,756
Occupancy	852	555	1,568	1,085
Professional fees	463	394	1,314	755
Depreciation and amortization	613	259	1,205	509
Insurance	552	74	621	132
Advertising, public relations and business development	226	212	451	394
Loan related	206	61	355	124
Supplies and postage	173	127	354	248
Customer service expense	100	108	187	223
Loss on other real estate owned	—	—	182	—
Travel & auto	90	45	179	93
Telephone	70	38	132	69
Directors expense	24	27	50	54
Other	380	370	752	944

Total non-interest expense	10,163	6,070	19,594	12,386

Income before income taxes	9,811	7,882	18,798	14,749
Income taxes	3,641	2,769	7,040	5,193

Net income	$6,170	$5,113	$11,758	$9,556

Basic income per common share	$0.45	$0.39	$0.86	$0.74

Diluted income per common share	$0.44	$0.37	$0.83	$0.71

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Selected Income Data:
Interest income	$34,343	$20,488	$63,740	$38,792
Interest expense	14,383	6,865	26,706	12,758

Net interest income	19,960	13,623	37,034	26,034
Provision for loans losses	1,860	600	3,190	1,200

Net interest income after provision for loan losses	18,100	13,023	33,844	24,834
Non-interest income	1,874	929	4,548	2,301
Non-interest expense	10,163	6,070	19,594	12,386

Income before income taxes	9,811	7,882	18,798	14,749
Provision for income taxes	3,641	2,769	7,040	5,193

Net Income	$6,170	$5,113	$11,758	$9,556

Share data:
Earnings per share—basic	$0.45	$0.39	$0.86	$0.74
Earnings per share—diluted	0.44	0.37	0.83	0.71
Book value per share	8.64	6.63
Tangible book value per share	7.20	6.63
Shares outstanding at period end	13,746,162	13,383,200
Weighted average shares outstanding—basic	13,723,765	13,133,505	13,710,441	12,874,958
Weighted average shares outstanding—diluted	14,141,082	13,707,587	14,155,906	13,465,550

Selected Balance Sheet Data:
Cash and cash equivalents	$28,035	$42,577
Investments and other securities	52,466	82,814
Loans held for sale	52,121	21,577
Gross loans, including net deferred loan fees	1,311,525	768,473
Allowance for loan losses	14,334	9,511
Assets	1,510,619	946,859
Deposits	1,245,305	765,755
Junior subordinated debt	38,661	18,042
Stockholders’ equity	118,767	88,682

Selected Other Balance Sheet Data:
Average assets	$1,443,194	$896,954	$1,362,938	$868,588
Average earning assets	1,367,547	853,765	1,288,871	827,205
Average stockholders’ equity	116,569	82,673	113,255	75,321

Selected Capital Ratios:
Leverage Ratio	9.6%	11.9%
Tier 1 Risk-Based Capital ratio	9.0%	11.7%
Total Risk-Based Capital ratio	9.9%	12.8%

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data (continued)

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Selected Financial & Performance Ratios:
Return on average assets	1.71%	2.29%	1.74%	2.22%
Return on average stockholders’ equity	21.23%	24.81%	20.94%	25.58%
Net interest rate spread (1)	5.04%	5.35%	4.96%	5.31%
Net interest margin (2)	5.85%	6.40%	5.79%	6.35%
Efficiency ratio (3)	46.55%	41.71%	47.12%	43.71%
Loan to deposit ratio	105.32%	100.35%
Average earning assets to average interest-bearing liabilities	119.34%	132.45%	119.99%	133.23%
Average stockholders’ equity to average assets	8.08%	9.22%	8.31%	8.67%

Selected Asset Quality Ratios:
Non-performing loans to gross loans (4)	0.01%	0.02%
Non-performing assets to total assets (5)	0.02%	0.10%
Loans past due 90 days or more and still accruing to total loans	—	—
Allowance for loan losses to gross loans	1.09%	1.24%
Allowance for loan losses to non-performing loans	12045.38%	5695.21%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%	0.00%

Selected Other Data:
Number of full service branch offices	12	9

(1)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	Efficiency ratio represents non-interest expenses as a percentage of the total of net interest income plus non-interest income.
(4)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(5)	Non-performing assets include non-performing loans plus other real estate owned.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended June 30,
	2007			2006
	Average Balance	Interest	Average Yield/Cost (5)	Average Balance	Interest	Average Yield/Cost (5)
	(Dollars in thousands)
Interest-earning Assets
Investment Securities-taxable	$53,214	$634	4.78%	$77,144	$708	3.68%
Federal funds sold and other	22,968	258	4.51%	20,990	255	4.87%
Loans (1) (2)	1,287,071	33,411	10.41%	752,745	19,491	10.39%
FHLB stock	4,294	40	3.74%	2,886	34	4.73%

Total earning assets	1,367,547	34,343	10.07%	853,765	20,488	9.63%
Non-interest earning Assets
Cash and due from banks	17,377			16,810
Allowance for loan losses	(13,230)			(9,138)
Other assets	71,500			35,517

Total assets	$1,443,194			$896,954

Interest-bearing Liabilities
Sources of Funds
Interest-bearing deposits:
Interest checking	$16,481	$44	1.07%	$18,234	$34	0.75%
Savings and money market	522,192	6,161	4.73%	322,216	3,186	3.97%
Time deposits	487,380	6,508	5.36%	215,003	2,491	4.65%

Total interest-bearing deposits	1,026,053	12,713	4.97%	555,453	5,711	4.12%
Short-term borrowings	27,024	338	5.02%	23,614	265	4.50%
Long-term debt	54,207	643	4.76%	47,472	509	4.30%
Junior subordinated debt	38,661	689	7.15%	18,042	380	8.45%

Total interest-bearing liabilities	1,145,945	14,383	5.03%	644,581	6,865	4.27%
Non-interest bearing Liabilities
Non-interest bearing demand deposits	169,333			165,962
Other liabilities	11,347			3,738
Stockholders’ equity	116,569			82,673

Total liabilities and stockholders’ equity	$1,443,194			$896,954

Net interest rate spread (3)			5.04%			5.35%
Net interest income/net interest margin (4)		$19,960	5.85%		$13,623	6.40%

Total interest-earning assets to interest-bearing liabilities	119.34%			132.45%

(1)	Net loan fees of $3.5 million and $2.1 million are included in the yield computation for the three months ended 2007 and 2006 respectively.
(2)	Non-accrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30,
	2007			2006
	Average Balance	Interest	Average Yield/Cost (5)	Average Balance	Interest	Average Yield/Cost (5)
	(Dollars in thousands)
Interest-earning Assets
Investment Securities-taxable	$57,099	$1,327	4.69%	$76,069	$1,316	3.49%
Federal funds sold and other	18,637	470	5.09%	22,794	524	4.64%
Loans (1) (2)	1,208,934	61,844	10.32%	725,531	36,886	10.25%
FHLB stock	4,201	99	4.75%	2,811	66	4.73%

Total earning assets	1,288,871	63,740	9.97%	827,205	38,792	9.46%
Non-interest earning Assets
Cash and due from banks	17,968			17,072
Allowance for loan losses	(12,389)			(8,832)
Other assets	68,488			33,143

Total assets	$1,362,938			$868,588

Interest-bearing Liabilities
Sources of Funds
Interest-bearing deposits:
Interest checking	$18,676	$101	1.09%	$18,796	$72	0.77%
Savings and money market	494,714	11,537	4.70%	322,550	6,220	3.89%
Time deposits	445,118	11,842	5.36%	196,037	4,357	4.48%

Total interest-bearing deposits	958,508	23,480	4.94%	537,383	10,649	4.00%
Short-term borrowings	23,968	657	5.53%	21,155	459	4.38%
Long-term debt	52,971	1,214	4.62%	44,304	927	4.22%
Junior subordinated debt	38,661	1,355	7.07%	18,042	723	8.08%

Total interest-bearing liabilities	1,074,108	26,706	5.01%	620,884	12,758	4.14%
Non-interest bearing Liabilities
Non-interest bearing demand deposits	166,499			168,904
Other liabilities	9,076			3,479
Stockholders’ equity	113,255			75,321

Total liabilities and stockholders’ equity	$1,362,938			$868,588

Net interest rate spread (3)			4.96%			5.31%
Net interest income/net interest margin (4)		$37,034	5.79%		$26,034	6.35%

Total interest-earning assets to interest-bearing liabilities	119.99%			133.23%

(1)	Net loan fees of $5.8 million and $4.2 million are included in the yield computation for the six months ended 2007 and 2006 respectively.
(2)	Non-accrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Contacts:

Silver State Bancorp:

Corey L. Johnson, President and CEO, (702) 433-8300

Michael J. Threet, EVP/COO & CFO, (702) 433-8300

Mass Media (Media and Public Relations):

Paula Yakubik, (702) 433-4331